Exhibit 10.1

LNB BANCORP, INC.
2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
(Long-Term Restricted Stock under EESA)

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made to be effective as of _______________, 2010 (the “Date of Grant”), by and between LNB Bancorp, Inc., an Ohio corporation (the “Company”) and __________ (the “Participant”).

WITNESSETH:

WHEREAS, the Company has previously adopted, and the Shareholders of the Company have approved, the LNB Bancorp Inc. 2006 Stock Incentive Plan, as amended and restated (the “Plan”);

WHEREAS, the Plan authorizes the Compensation Committee of the Board of Directors of the Company (the “Committee”) to award Restricted Shares to certain Eligible Employees, including the Participant; and

WHEREAS, the Committee desires to award Restricted Shares to the Participant;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereto make the following agreement, intending to be legally bound thereby:

1. Defined Terms. When used in this Agreement, the following capitalized terms have the respective meanings set forth in this Section.  Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)	Change in Control: Notwithstanding anything in the Plan to the contrary and pursuant to Section 18.1 of the Plan, a “change in control event” as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i).
(c)	Disability: A “permanent and total disability” under Section 22(e)(3) of the Code.
(d)	TARP: The United States Department of the Treasury’s Troubled Asset Relief Program, established pursuant to the Emergency Economic Stabilization Act of 2008 and the Capital Purchase Program thereunder.

2. Grant of Restricted Shares.  As of the Date of Grant, upon the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an award (the “Award”) of ___________________________________ (_________) Restricted Shares (the “Restricted Stock”).  The value of the Restricted Stock granted hereunder and all of the Restricted Shares otherwise granted to the Participant in the fiscal year of the Date of Grant collectively may not exceed one-third of the Participant’s “annual compensation” (as defined in 31 CFR 30, Section 30.1 Q-1) for the fiscal year of the Date of Grant, calculated in accordance with 31 CFR 30, Section 30.10 Q-10(e) (the “Limit”).  The Committee, in its sole discretion, may reduce, and the Participant shall forfeit, the number of Restricted Shares granted hereunder to the extent necessary so as not to exceed the Limit.

3. Terms of Award.

(a)	Escrow of Shares. A certificate representing the Restricted Stock subject to the Award shall be issued in the name of the Participant and shall be escrowed with the Company or its designee (the “Escrow Agent”) subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement.
(b)	Restrictions. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, alienate, encumber or charge any Restricted Stock (including any Shares issued as the result of stock dividends attributable to the Restricted Stock) or any interest therein in any manner whatsoever, and the Company shall not be required to transfer on its books any such Restricted Stock which shall have been sold, assigned, transferred, conveyed, disposed of, pledged, hypothecated, burdened, alienated, encumbered or charged in violation of this Agreement.
(c)	Vesting and Transferability.
(i)	If the Participant remains continuously employed by, and has continuously provided substantial services to, the Company from the Date of Grant to the date of the applicable event below, the Restricted Stock will become vested (and no longer subject to a substantial risk of forfeiture) as to 50% of the shares of Restricted Stock granted hereunder on the second anniversary of the Date of Grant and as to an additional 50% of the shares of Restricted Stock granted hereunder on the third anniversary of the Date of Grant; provided that 100% of the shares of Restricted Stock granted hereunder will become vested (to the extent not already vested) upon (A) the Participant’s death, (B) the Participant’s Disability or (C) a Change in Control of the Company. Any shares of the Restricted Stock that have not vested in accordance with the foregoing will be forfeited by the Participant upon any cessation of the Participant’s employment by the Company and/or performance of substantial services thereto following the Date of Grant.
(ii)	Transferability. Notwithstanding the satisfaction of the vesting conditions in Section 3(c)(i), the Restricted Stock will not be transferable (as defined in 26 CFR 1.83-3(d)) by the Participant at any time prior to the repayment of the TARP assistance received by the Company (except as necessary to reflect a merger or acquisition of the Company), provided that: (A) 25% of the shares of Restricted Stock granted hereunder will no longer be subject to the transferability restrictions in this Section 3(c)(ii) upon repayment of 25% of the aggregate obligations of the Company under TARP; (B) an additional 25% of the shares of Restricted Stock granted hereunder (for an aggregate total of 50% of the shares of Restricted Stock granted hereunder) will no longer be subject to the transferability restrictions in this Section 3(c)(ii) upon repayment of 50% of the aggregate obligations of the Company under TARP; (C) an additional 25% of the shares of Restricted Stock granted hereunder (for an aggregate total of 75% of the shares of Restricted Stock granted hereunder) will no longer be subject to the transferability restrictions in this Section 3(c)(ii) upon repayment of 75% of the aggregate obligations of the Company under TARP; and (D) the remainder of the shares of Restricted Stock granted hereunder will no longer be subject to the transferability restrictions in this Section 3(c)(ii) upon repayment of 100% of the aggregate obligations of the Company under TARP.

(d)	“Vested and Transferable Shares” - Removal of Restrictions; Payment. Upon the later to occur of the Restricted Stock becoming vested pursuant to Section 3(c)(i) and the Restricted Stock becoming transferable pursuant to Section 3(c)(ii), such shares of Restricted Stock shall be Vested and Transferable Shares and the Company shall, within ten (10) business days thereof or as soon as practicable thereafter, cause all restrictions hereunder to be removed from the certificates representing such Vested and Transferable Shares and shall cause certificates representing such Shares to be delivered to the Participant, together with certificates representing any Shares issued as a result of stock dividends attributable to such Shares pursuant to Section 3(f), free and clear of all restrictions (but subject to any applicable securities law restrictions or other restrictions imposed upon such Shares generally).
(e)	Transferability Exception. Notwithstanding the foregoing, for Restricted Stock for which the Participant does not make an election under Section 83(b) of the Code, at any time beginning with the date upon which the shares of Restricted Stock become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Stock shall be made transferable for the purposes of and in accordance with Section 8 below, and the amounts made transferable for this purpose shall not count toward the percentages in Section 3(c)(ii) above.
(f)	Voting Rights and Dividends. During any period when the shares of Restricted Stock are forfeitable, the Participant may generally exercise all the rights, powers, and privileges of a Shareholder with respect to the shares of Restricted Stock, including the right to vote such Shares and to receive all regular cash dividends and to receive any stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any stock dividends declared on a share of Restricted Stock shall be treated as part of the Award of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Shares with respect to which the stock dividend was declared.

4. Legend.  The certificates representing the Shares which are the subject of the Award, and any Shares issued as a result of stock dividends attributed to those Shares, shall contain the following or a substantially similar legend:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON SHARES REPRESENTED BY IT ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING CONDITIONS OF FORFEITURE) CONTAINED IN THE LNB BANCORP, INC. 2006 STOCK INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY.  A COPY OF THIS PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.”

5. Stock Powers.  The Participant hereby agrees to execute and deliver to the Escrow Agent a stock power or powers (endorsed in blank), in the form attached as Exhibit A, covering the Restricted Stock and any securities issued as a result of stock dividends attributable to the Restricted Stock, and authorizes the Escrow Agent to deliver to the Company any and all such shares that are forfeited or to be transferred to satisfy tax withholding under the provisions of this Agreement.

6. Adjustments and Changes in the Shares. The following provisions shall apply to the Restricted Stock:

(a)	Generally. Subject to Section 3.4 of the Plan, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, redesignation, reclassification, merger, consolidation, liquidation, split-up, reverse split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then, in general, the Committee may in such manner as it deems equitable, adjust any or all of the number and type of Shares (or other securities or other property) which are the subject of this Award.
(b)	No Restrictions on Company. The grant of the Award alone shall not affect in any way the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Restrictions on Transfers of Common Shares. Subject to anything contained in this Agreement or elsewhere to the contrary notwithstanding, the Company may postpone the issuance and delivery of any Shares hereunder until completion of any stock exchange or market listing or registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may consider appropriate; and may require the Participant when receiving the Shares underlying the Restricted Stock to make such representations and furnish such information as the Company may consider appropriate in connection with the issuance of the Shares in compliance with applicable legal requirements.

Shares issued and delivered under this Agreement shall be subject to such restrictions on trading, including appropriate legending of certificates to that effect, as the Company, in its discretion, shall determine are necessary to satisfy all applicable laws.

8. Tax Withholding.

(a)	Upon the vesting of any shares of Restricted Stock, the Participant must pay to the Company any applicable federal, state or local withholding tax due as a result of the vesting. Alternatively, if the Participant makes a proper election under Section 83(b) of the Code, the Participant must notify the Company in accordance with the requirements of Section 83(b) of the Code and promptly pay to the Company the applicable federal, state, and local withholding taxes due with respect to the shares of Restricted Stock subject to the election.
(b)	The Committee shall have the right to reduce the number of Shares delivered to the Participant to satisfy the minimum applicable tax withholding requirements, and the Participant shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of Shares delivered to him or her.

9. Conditions Upon Issuance of Shares.

(a)	Legal Compliance. The Company shall have the right to refuse to issue or transfer any Shares under this Agreement if the Company acting in its absolute discretion determines that the issuance or transfer of such Shares might violate any applicable law or regulation.
(b)	Investment Representations. As a condition of the issuance and delivery of Shares under this Agreement, the Committee may require the Participant (or beneficiary) to represent and warrant at the time of any such issuance or delivery that the Shares will be held only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is necessary.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflict of law provisions.

11. Rights and Remedies Cumulative. All rights and remedies of the Company and of the Participant enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

12. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

13. Severability. If any provision of this Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of each party to this Agreement that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Participant in respect of the subject matter of this Agreement. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. No officer, employee or other agent of the Company, and no agent of the Participant is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

15. Amendment.  The Committee may amend, prospectively or retroactively, the terms of this Award, provided that no amendments may be inconsistent with the terms of the Plan or would materially and adversely affect the rights of the Participant without his or her written consent, subject to Section 19 of this Agreement.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Company.

17. No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed to grant the Participant any right to remain an employee with the Company or its Affiliates, or to be employed in any particular position therewith.  The Plan and this Agreement do not constitute a contract of employment, and the Company and each Affiliate expressly reserves the right, at any time, to terminate the Participant’s employment free from liability, or any claim, under the Plan and this Agreement, except as may be specifically provided therein.

18. Section 409A of the Code.  This Agreement, Award and the compensation and benefits hereunder are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and shall be construed and administered accordingly.  In addition to the general amendment rights of the Company with respect to the Plan and this Agreement, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to the Plan or this Agreement as it deems necessary or desirable to more fully address issues in connection with exemption from (or compliance with) Section 409A of the Code and other laws.  In no event, however, shall this section or any other provisions of the Plan or this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, the Plan and this Agreement and the Company and its Affiliates shall have no responsibility for tax or legal consequences to any participant (or beneficiary) resulting from the terms or operation of the Plan or this Agreement.

19. EESA.  This Award is subject to Section 18.1 of the Plan.  It is the intention and purpose of the Company that this Award of Restricted Stock meet the requirements of “long-term restricted stock” under 31 CFR 30, Section 30.1 Q-1 and the Award and this Agreement shall be construed and administered accordingly.  To the extent that this Agreement and the Restricted Stock granted hereunder are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations, guidance or interpretations that may from time to time be promulgated thereunder or any other applicable statute or regulation affecting the Participant’s compensation (“EESA or Other Applicable Law”), then any payment of any kind provided for by, or accrued with respect to, this Agreement and the Restricted Stock granted hereunder must comply with EESA or Other Applicable Law, and this Agreement and the Restricted Stock granted hereunder shall be interpreted or reformed to so comply.  Notwithstanding anything in this Agreement to the contrary, any payment made or provided under, or accrued with respect to, this Agreement that is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or other materially inaccurate performance metric criteria, and any payment received by the Participant in violation of EESA or Other Applicable Law, shall be subject to recovery by the Company.  In the event that the Board of Directors or the Committee determines by at least a majority vote that a payment to the Participant is recoverable pursuant to the foregoing, the Participant shall repay the aggregate amount of such payment, to the fullest extent permitted by law, within 15 business days following written notice to the Participant by the Company of such determination.

*   *   *   *   *

The Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Agreement to be executed on the date first above written.

COMPANY:
LNB BANCORP, INC.

By:
Its:

PARTICIPANT:

[Name]

EXHIBIT A

IRREVOCABLE STOCK POWER

KNOW ALL MEN BY THESE PRESENTS that for value received, the undersigned, ________________________________ (the “Transferor”), does hereby transfer to LNB Bancorp, Inc., or its successor in interest (the “Transferee”), __________________ common shares, without par value, of LNB Bancorp, Inc., an Ohio corporation (the “Corporation”), which shares are represented by certificate number _______________, and does hereby appoint the Transferee his true and lawful attorney, irrevocable for himself and in his name and stead, to assign, transfer and set over, all or any part of the shares of stock hereby transferred to the Transferee, and for that purpose, to make and execute all necessary acts of assignment and transfer, and one or more persons to substitute with like full power, hereby ratifying and confirming all that his said attorney, or substitute or substitutes will lawfully do by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of the ____ day of __________________, 20___.

TRANSFEROR